SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT
                         Pursuant to Section 13 or 15(d)
                     of THE SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of earliest event reported) January 23, 1996





                                   PAGES, Inc.

                         Commission File Number 0-107475

    Incorporated - Delaware             IRS Identification Number 34-1297143



              801 94th Avenue North, St. Petersburg, Florida  37702


        Registrant's telephone number, including area code (813) 578-3300


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Item 5.  Other Events

PAGES, Inc. announced today that estimated revenues for calendar 1995 should range between approximately $73 and $75 million as compared to $79.1 million for calendar 1994. Fourth quarter revenues to date have been lower than expected and should range between $26 and $27 million as compared to $32.4 million for the fourth quarter of 1994. Final figures will not be available until after year end, but the Company will incur a loss for calendar 1995. Although anticipated fourth quarter 1995 operating results before any income tax provision may approximate break-even, the Company expects to post a loss for calendar 1995 which will include charge-offs from the winding down or elimination of certain unprofitable distribution channels. The anticipated fourth quarter 1995 operating results and the loss for calendar 1995 will also require the establishment of additional reserves against deferred tax assets which approximate $3.8 million at September 30, 1995, and although a non-cash item, will further increase the 1995 loss. The Company expects that the losses for 1995 will create defaults under certain loan covenants as they presently exist and it will be necessary to re-negotiate bank loan agreements for calendar 1996.

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                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.





Date:  January 23, 1996               PAGES, Inc.
                                      _____________
                                      (Registrant)



                                      /s/ Richard A. Stimmel
                                      ______________________
                                      Richard A. Stimmel, President